Exhibit 10.16


                              EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT ("Agreement") dated as of May 2, 2005, between D. BRUCE PATTISON, ("Employee"), and SALIVA DIAGNOSTIC SYSTEMS, INC., a corporation having its current office at One Clarks Hill,Framingham, MA 01702 ("the Company").

WHEREAS, the parties hereto desire to enter into this Agreement in order to set forth the terms pursuant to which the Company will employ the Employee and the Employee will serve as an employee of the Company.

NOW THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties hereto, intending to be legally bound, agree as follows:

1. Employment

The Company agrees to employ the Employee, and the Employee hereby agrees to such employment, subject to the terms and conditions set forth in this Agreement.

2. Term

The employment of Employee shall be for a period of two (2) years commencing on the date of this Agreement, renewable annually thereafter without further action of the parties, provided that either party can terminate the employment at any time, for any reason, upon 90 days' notice (the "Employment Period").

3. Position and Duties

The Employee shall serve as President and Chief Operating Officer, to perform the usual duties of said offices, and shall have responsibility, subject to direction of the Board of Directors, for participating in the management and direction of the Company's business and operations, and shall perform such specific other tasks consistent with such positions as may from time to time be assigned to him by the Board of Directors.
The Employee shall devote not less than 80% of his business time to the performance of his duties hereunder, and shall devote his labor, skill, attention and best ability in a manner that will faithfully and diligently further the business and interests of the Company. Upon the commencement of the Employment Period, the Employee shall fulfill such general management duties and responsibilities as are consistent with the position of Chief Executive Officer. In his capacity as Chief Executive Officer, the Employee shall endeavor to, and shall be given all necessary support (including financial and administrative support) by the Company to (i) identify markets for the Company's products and services; (ii) maintain, expand, and improve the Company's profile in the financial markets; (iii) develop strategies and operational plans for bringing the Company products to market; (iv) identify potential business partners for strategic or marketing alliances; (v) identify potential senior executives;
(vi)establish budgets and control costs with regard to the foregoing; and (vii) implement the Company's business strategies.

Employee shall primarily work out of a location of his selection in Massachusetts. The Employee agrees that he will travel to whatever extent it is reasonably necessary in the conduct of the Company's business; provided, however, that the Employee shall not be required directly or indirectly to relocate without his consent.


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                        SALIVA DIAGNOSTIC SYSTEMS, INC.
                                 MARCH 31, 2005

4. Indemnification

(a) Subject to the provisions of the Company's Certificate of Incorporation, as amended from time to time, the Company shall indemnify the Employee to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time, for all amounts (including, without limitation, judgments, fines, settlement payments, expenses, and attorney's fees) actually and necessarily incurred or paid by the Employee in connection with any action, suit, investigation, or proceeding arising out of or relating to the performance by the Employee of services for, or the acting by Employee as an officer or employee of, the Company, or any other person or enterprise at the Company's request provided that he acted in good faith, for a purpose which he reasonably believed to be in the best interests of the Company and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful. The Employee's expenses incurred in any such action, suit, investigation or proceeding shall be advanced as incurred upon an undertaking by the Employee to repay such expenses if they are subsequently finally adjudicated and not indemnifiable.

(b) No indemnification may be made to or on behalf of the Employee if a judgmentor final adjudication adverse to the Employee establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

(c) The Company shall use its best efforts to obtain appropriate levels of D&O insurance as soon as possible as well as other insurance for general business and product liability insurances.

5. Compensation and Benefits

A. Base Salary

As compensation for the Employee's services hereunder during the Employment Period, the Company shall pay the Employee a temporary base salary at the annual rate of one hundred twenty thousand dollars ($120,000). Said base salary shall increase to the annual rate of One Hundred Eighty Thousand and 00/100 Dollars ($180,000.00) upon the closing of a financing for the Company with gross proceeds of at least three million dollars ($3,000,000). Any base salary payable hereunder shall be paid in regular intervals in accordance with the Company's payroll practices, but no less frequently than once each month. The Board of Directors may determine, from time to time, in its sole discretion, to pay the Employee bonuses or additional compensation. The Employee shall be entitled to participate in all fringe benefits the Company provides for its employees generally, and such other benefits as the Company provides generally for its senior executives. Until such benefit programs are adopted, the Company shall reimburse the Employee for 75% of Health Insurance and for up to $2,000/yr of Life Insurance premiums.


B. Stock Options

The Company shall grant 550,000 options to Employee to purchase the common stock of the Company (the "Common Stock") upon execution of this Agreement, as follows:


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                        SALIVA DIAGNOSTIC SYSTEMS, INC.
                                 MARCH 31, 2005

(1) Stock options, vested as of the date hereof, exercisable from June 1, 2005 until June 1, 2015, entitling the Employee to purchase 100,000 shares of the Company's common stock ("Common Stock") at an exercise price of $ 0.10-per share.

(2) Stock options (the "Options") to acquire 450,000 shares of Common Stock. Only if the Employee remains employed as of a vesting date, the Options shall vest in three equal amounts annually, commencing on October 1, 2005 at which time one-third, (150,000) of the Options shall vest, and on each of the two anniversaries thereafter, an additional one-third of the Options shall vest, provided that, if Employee is terminated without Cause within six months of a vesting date, all Options due to vest as of such date shall vest as of the date of termination. All vested Options shall terminate ten years from issuance. The exercise price shall be equal to the lesser of (i) 66-2/3% of the price per share of Common Stock as established in any Company offering and sale of Common Stock occurring prior to April 30, 2006, and (ii) $1.00 per share. In the event of a termination of Employee's employment for any reason other than for Cause, Employee shall have until their expiration to exercise any vested portion of an Option. In the event of an acquisition or change in control of the Company, all unvested options shall immediately vest.

C. Bonus

The Employee's performance shall be reviewed by the Board no less frequently than annually and the Board shall have, at its discretion, the right to grant additional stock options, increase base salary, or provide a cash bonus. The Employee shall not vote on matters specifically and solely related to his compensation. The Board is expected to provided performance guidelines and strategic goals consistent with the Company's mission, objectives, and resources. A Compensation Committee of the Board will compare the overall Executive Compensation Program of the Company versus its competition and similar businesses.


D. Expense Reimbursement

The Company shall promptly pay the reasonable expenses incurred by the Employeein the performance of his duties hereunder, including, without limitation, thos incurred in connection with business-related travel, telecommunications, and entertainment, or, if such expenses are paid directly by the Employee, shall promptly reimburse the Employee for such payment, provided that Employee has properly accounted therefore in accordance with the Company's written policy of which the Employee has had reasonable prior notice.

E. Portable or Cellular Telephone

The Company shall reimburse the Employee for business-related expenses incurred in the use of a portable or cellular telephone.

6. Termination

Notwithstanding any other provisions of this Agreement, the Employee's employment may be terminated:

A. Constructive Termination. If the Company moves its office more than fifty
(50) miles, reduces the Employee's title, duties or compensation, the Employee may treat such action as a termination of his employment without cause and shall be entitled to all rights set forth in paragraph E of this Section.


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                        SALIVA DIAGNOSTIC SYSTEMS, INC.
                                 MARCH 31, 2005

B. For Cause. By the Company for Cause upon notice to the Employee. "Cause" shall mean the Employee's having engaged in fraud, embezzlement, theft, commission of a felony or, except as may be required by law or upon advice of counsel, his having been proven to have made an intentional unauthorized disclosure with the knowledge that such disclosure would materially harm the Company of trade secrets or other proprietary information of the Company or a subsidiary in violation of written policies regarding disclosure of trade secrets and such information, and in each case such disclosure shall have damaged the Company or s subsidiary in a material manner.

C. Disability. By the Company upon thirty (30) days notice to the Employee, if he should be prevented by illness, accident or other disability (mental or physical) from discharging his duties hereunder for a period of time which would entitle him to disability payments under any long-term disability policy held by or paid for by the Company or, if no such policy is then in effect, for one or more periods totaling 90 work days during any consecutive twelve (12) month period. In the event of such termination the Company shall pay the Employee an amount each month for twenty-four (24) months, commencing with the month of his termination, equal to (i) his highest salary during the twelve (12) month period ending with the month of his termination, minus (ii) the amount actually received by the Employee for such month under any long-term disability policy held by or paid for by the Company.



D. Death. In the event of Employee's death during the term of his employment, the Company's obligation to pay further compensation hereunder shall cease forthwith, except that Employee's legal representative shall be entitled to (a) receive his monthly compensation for the period up to the last day of the month in which such death shall have occurred and (b) receive on behalf of the Employee's estate such benefits as to which the Employee may be entitled under then existing; benefit policies and programs.

E. Not for Cause/Severance. By the Company other than for Cause in which event the Company shall pay to the Employee an amount equal to six (6) months salary as severance compensation (without regard to compensation or benefits the Employee receives from any other source). The Employee shall be eligible for all benefits during this 6 month period including bonuses, vesting of stock options, health care insurance and other fringe benefits that have been ongoing prior to the written notice(without regard to compensation or benefits the Employee receives from any other source). The Company may elect to pay such severance compensation in a lump sum or in equal payments over a period of not more than six (6) months. If the Employee leaves the employ of the Company voluntarily as a result of a breach of this Agreement by the Company, there having been as of the date of the Company's breach no breach of this Agreement by the Employee which has not been cured or waived, then the Employee's termination of employment shall be deemed to have been a termination by the Company other than for Cause. The Employee may treat reduction in rank or responsibilities as termination of him without cause.

Notwithstanding any of the foregoing provisions of this Section 6, if the Employee is indebted to the Company, the severance pay or other compensation obligations of the Company shall be applied first to such indebtedness, but only in the amount and to the extent that the Employee does not dispute, the excess,


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                        SALIVA DIAGNOSTIC SYSTEMS, INC.
                                 MARCH 31, 2005

if any, will be paid to said Employee and, in any event, the Employee shall remain liable for any excess of his indebtedness to the Company over any amounts owed by the Company. In addition, upon termination of the Employee's employment (other than a voluntary termination by the Employee) all loans, expense reimbursements and other amounts owed by the Company to the Employee (other than severance compensation) shall become immediately due and payable.

7. Compensation Upon Termination

Upon termination of this Agreement for any reason, the Company shall promptly compensate the Employee (or, in the event of the Employee's death, his surviving spouse, if any, or his estate) for all unreimbursed business expenses in accordance with the Company's expense reimbursement policy in effect at the time the expenses were incurred.

8. Nondisclosure of Proprietary/Confidential Information

The Employee acknowledges that he will have access to information about the Company and his employment with the Company shall, throughout the Employment Period, bring him into close contact with many confidential affairs of the Company, its subsidiaries and affiliates, and their respective customers, including, without limitation, information proprietary to the Company, trade secrets, and other confidential material, which information is not readily available to the public and all of which is highly confidential and proprietary and was developed at great effort and expense (such material, "Confidential Information"). In recognition of the foregoing, during the Employment Period and for a period of one (1) year thereafter, regardless of the reason for any termination of employment (whether voluntary or involuntary and whether for Cause or otherwise), the Employee shall not, without the written consent of the Shareholders of the Company or its delegate, disclose, or use or make available for anyone to use (except in the course of his employment hereunder and in furtherance of the business of the Company, its subsidiaries, or its affiliates) any Confidential Information and the Employee shall during the continuance of his employment by the Company use his best efforts to prevent the unauthorized publication or misuse of any Confidential Information; provided, however, that Confidential Information shall not include any information (i) known generally to the public (other than as a result of unauthorized disclosure by the Employee) or (ii) developed by the Employee without violating any of the provisions of this Agreement.

The Employee agrees that upon termination of his employment with the Company for any reason, voluntary or involuntary, with or without Cause, he will immediately return to the Company all Confidential Information within his possession (or under his control), and shall not at any time thereafter copy or reproduce the same.

9. Restrictive Covenant

(a) Employee recognizes and acknowledges that during employment the Employee will have access to, learn, be provided with, and, in some cases, will prepare and create certain confidential proprietary business information, including, but not limited to, client and customer information and customer lists, all of which are of substantial value to the Company's business. The Employee agrees that in addition to any other limitation, for a period of twelve (12) months after the termination of employment hereunder by him or for Cause, the Employee will not, on his behalf or on behalf of any other person, firm, or corporation, call on any of the Employer's customers, or any of its affiliates or subsidiaries for the purpose of soliciting and/or providing to any of these customers any


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                        SALIVA DIAGNOSTIC SYSTEMS, INC.
                                 MARCH 31, 2005


non-public customer information relating to the Company's services, nor will the Employee in any way, directly or indirectly, for himself, or on behalf of any other person, firm, or corporation competing with the Company, solicit, divert, or take away any customers of the Employer, its affiliates, or its subsidiaries. In the event of an actual or threatened breach by the Employee of the provisions of this paragraph, the Company shall be entitled to injunctive relief restraining the Employee from the breach or threatened breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from the Employee.

(b) During the course of employment and for a period of six (6) months from the date of termination of this Agreement by him or for Cause, Employee shall not, directly or indirectly, individually or on behalf of persons not now parties to this agreement, or as a partner, stockholder, director, officer, principal, agent, employee, or in any other capacity or relationship, engage in any business or employment, or aid or endeavor to assist any business or legal entity to engage in the business of rapid diagnostic testing for infectious disease or other products that directly compete with the Company's then current customer sales (as of termination) within the United States. Employee acknowledges the reasonableness of this restrictive covenant and the reasonableness of the geographic area and duration which are a part of this covenant.

(c) The Company recognizes that the Employee has had 35 years of experience in the diagnostic and health care industry, and that concomitant with such experience is a network of personal and business relationships already established prior to employment with the Company, and nothing in this Section 9 will limit the business or activities of Employee except for the restriction on information and customers set forth above.

10. Independence and Severability

Each of the rights enumerated in Sections 8 and 9 (the Restrictive Covenant, Nondisclosure, and No-Solicitation clauses) shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity. If any of the covenants contained in Sections 8 or 9, or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies which shall be given full effect without regard to the invalid portions. If any of the covenants contained in Sections 8 and 9, is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced form said provision shall then be enforceable.

11. Solicitation of Former Employees

Employee agrees that during his employment with Employer and for twelve (12) months, after termination of employment by him or for cause, the Employee will not, on behalf of himself or on behalf of any, other person, firm, or corporation, solicit for hire, nor for six months after such termination, hire any of the professional or scientific employees of the Company employed as of such termination.


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                        SALIVA DIAGNOSTIC SYSTEMS, INC.
                                 MARCH 31, 2005


12. Specific Remedies

(a) The Employee acknowledges that the Company shall suffer irreparable injury if he breaches his obligations under Sections 8, 9 and 11. Accordingly, in the event of such breach, the Employee acknowledges that the Company will be entitled to injunctive relief in any state or federal court of competent jurisdiction within the Commonwealth of Massachusetts. The Employee further submits to the personal jurisdiction of such courts for the purposes of any such action.

(b) Employee hereby acknowledges that his services are unique and extraordinary, and are not readily replaceable, and hereby expressly agrees that the Company, in enforcing the covenants contained herein, in addition to any other remedies provided for herein or otherwise available at law, shall be entitled in any court of equity having jurisdiction to an injunction restraining him in the event of a breach, actual or threatened, of the agreements and covenants contained in these paragraphs.

13. Employee's Duty to Mitigate

In the event Employee's employment is actually or constructively terminated by the Company prior to the end of the Employment Period, whether or not such termination is for Cause, Employee agrees to exert reasonable efforts to seek alternative employment in the same or substantially similar position as that held with the Company and at the same or substantially similar remuneration.

14. Cooperation Following Termination

Provided that he is fairly compensated for his time and reimbursed for his out-of-pocket expenses, the Employee agrees that, following notice of termination of his employment, (i) he will cooperate fully with the Company in all matters relating to the completion of his pending work on behalf of the Company and the orderly transition of such work to such other employees as the Company may designate; and (ii) he will cooperate with the Company as to any and all claims, controversies, disputes, or complaints over which he has any knowledge or that may relate to him or his employment relationship with the Company. Such cooperation includes, but is not limited to, providing the Company with all information known to him related to such claims, controversies, disputes, or complaints and appearing and giving testimony in any forum.

15. Arbitration

To ensure rapid and economical resolution of any and all disputes directly or indirectly arising out of, or in any way connected or related to the Executive's employment with the Company or the termination of that employment, the Company and the Executive each agree that any and all such dispute, whether of law or fact of any nature whatsoever, shall, if dispute cannot be resolved within thirty days despite good faith negotiation, be resolved by final and binding arbitration by Judicial Arbitration and Mediation Services, Inc. ("JAMS") in Boston, Massachusetts. The Employee agrees to submit to binding arbitration for the resolution of any employment related controversy, dispute or claim ("Employment Related Claim"). The term "Employment Related Claim" means any dispute, claim, or controversy against the Company, including claims related to salary, bonuses, stock, options, vacation pay, fringe benefits, expense reimbursement, severance benefits, wrongful discharge, defamation, fraud, and breach of good faith and fair dealing, whether arising out of Employee's employment, the cessation of Employee's employment or any terms or conditions of Employee's employment, or arising out of this Agreement (including the restrictive covenant hereunder), which could have been brought before an appropriate government administrative agency or in an appropriate court.


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                        SALIVA DIAGNOSTIC SYSTEMS, INC.
                                 MARCH 31, 2005


Arbitration pursuant to this Agreement shall be the exclusive means for resolution of such claims and the Company and the Employee understand that by signing this Agreement, they are waiving his right to obtain any legal or equitable relief from any government agency or court, or to commence any court action or to have a jury trial. Notwithstanding the foregoing, Employee does not waive his right to file a complaint with the Equal Employment Opportunity Commission pursuant to Title VII, the ADEA, and/or the OWBPA.

The arbitrator's decision shall be final and binding. The arbitrator shall have the power to award all legal or equitable relief that would have been available in a court of law, including the costs of arbitration, to the extent such damages are allowed under law.

Employee further acknowledges that he has been advised of his right to consult legal counsel with regard to this Agreement.

The arbitration shall be governed by the laws of the Commonwealth of Massachusetts.

16. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without giving effect to conflicts of law). Only the state and federal courts of Massachusetts shall have jurisdiction over any controversies regarding this Agreement; any action may be brought only in those courts in the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts having jurisdiction of the subject matter. Any process in any such action may be served upon either party by delivering it or mailing it, certified mail, directed to the addresses listed in
Section 20.

17. Integration

This Agreement constitutes the entire understanding between the parties hereto relating to the subject matter hereof, superseding all negotiations, prior discussions, preliminary agreements, and agreements related to the subject matter hereof made prior to the date hereof.

18. Modifications and Amendments

This Agreement may be modified or amended only by an instrument in writing executed by the parties hereto and approved in writing by a majority of the Board of Directors. Such modification or amendment will not become effective until such approval has been given.

19. Severability

If any of the terms or conditions of this Agreement shall be declared void or unenforceable by any court or administrative body of competent jurisdiction, such term or condition shall be deemed severable from the remainder of this Agreement, and the other terms and conditions of this Agreement shall continue to be valid and enforceable.

20. Notice

For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly


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                        SALIVA DIAGNOSTIC SYSTEMS, INC.
                                 MARCH 31, 2005


given as of the date delivered if delivered in person or by telecopy or if mailed, by express courier, postage prepaid, addressed as follows:

If to Employee:
                                  Phone:

If to the Company:                SALIVA DIAGNOSTIC SYSTEMS, INC.
                                  One Clarks Hill
                                  Framingham, MA 01702
                                  Tel: 508 872-2625
                                  Fax: 508 872 2728

                                  ATTENTION:   Chairman

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of changes of address shall be effective upon receipt.


21. Waiver

The observation or performance of any condition or obligation imposed upon the Employee hereunder may be waived only upon the written consent of the Shareholders of the Company. Such waiver shall be limited to the terms thereof and shall not constitute a waiver of any other condition or obligation of the Employee under this Agreement.

22. Assignment

Neither party shall have the right to assign any rights or obligations under this Agreement without the prior written approval of the other party.

23. Headings

The headings have been inserted for convenience only and are not to be considered when construing the provisions of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first written upon.


                                   SALIVA DIAGNOSTIC SYSTEMS, INC.
------------------------
D. Bruce Pattison
                                   By:____________________________
                                      Steven M. Peltzman, CEO



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